                                                                 EXHIBIT 11.2

                            PAGEMART WIRELESS, INC.


                                                   FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995
                                                   ---------------------------------------------
                                                       NUMBER         PERCENT        EQUIVALENT
                                                     OF SHARES      OUTSTANDING        SHARES
                                                    ----------      -----------        ------

COMMON STOCK
   From Founders' Stock                                 2,300,000        100.00%       2,300,000
   Stock Options Exercised                                479,992        100.00%         479,992
   Preferred Stock Converted to Common Stock           15,310,943        100.00%      15,310,943
   1994 Common Stock Offerings                         11,242,857        100.00%      11,242,857
   1995 Common Stock Offerings                          4,323,874        100.00%       4,323,874
                                                    -------------                   ------------
                                                       33,657,666                     33,657,666

Total adjustments to outstanding shares:                                               1,033,577

WEIGHTED AVERAGE SHARES OUTSTANDING                                                   34,691,243

NET LOSS                                                                            ($13,366,000)

NET LOSS PER SHARE                                                                        ($0.39)
                                                                                    ============